EXHIBIT 99.1

Great Lakes Reports Second Quarter Results

Second quarter net income of $2.1 million

First half net income of $10.9 million

Second quarter adjusted EBITDA of $20.2 million

First half adjusted EBITDA $47.1 million

HOUSTON, Aug. 03, 2021 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights

  Revenue was $169.9 million in the second quarter.
  Operating income was $8.8 million in the second quarter.
  Net income was $2.1 million in the second quarter.
  Adjusted EBITDA was $20.2 million in the second quarter.
  Backlog at June 30, 2021 was $454.4 million.

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “In the first half of 2021, our operations saw a substantial impact as a result of the COVID-19 pandemic. As the 3rd wave of the pandemic spread through our population, we started to see significant additional direct costs and operational interruptions in the first quarter of 2021. An important part of our mitigation and recovery plan was to initiate an extensive vaccination effort of our crews and staff as vaccines became available in the second quarter and set an ambitious target to have a majority vaccinated by the end of the second quarter. Our company wide vaccinations currently stand at 71% of our staff being fully vaccinated or partially vaccinated. However, as we rolled out our vaccination initiative we continued to incur COVID related costs and experienced increased operational challenges during the second quarter of the year.

The direct COVID costs of at home and on site testing and costs of quarantining were $4.3 million in the first quarter, with an additional $3.0 million incurred in the second quarter. Direct costs can be easily tracked, but the impact on projects and operational performance related to COVID are not easily quantified. However, these impacts could be seen in lower than expected margins on several jobs. The majority of the projects affected in the second quarter have now been completed.  As we continue to push our vaccination efforts and reach closer to toward our 100% staff vaccinations, we are hopeful this will reduce the COVID impacts to our operations.

We ended the quarter with net income of $2.1 million and Adjusted EBITDA of $20.2 million compared to the second quarter of 2020 that ended with $9.0 million of net income and $28.1 million in Adjusted EBITDA. Our first half of 2021 results did not meet expectations due to the COVID impacts and related project performance mentioned. Given project activity in which we are currently engaged, coupled with our backlog, new project awards, and fewer vessel drydocks for the remainder of the year, we expect much stronger results in the second half of 2021. Unfortunately, we do not expect the stronger second half to fully allow us to achieve our original expectations for 2021.

We expect the domestic bid market to be just as strong this year as it was in 2020. In the second quarter, Great Lakes announced awards for $112.8 million in new work that adds to our 2021 backlog, resulting in a 34.5% market share for the first half of 2021. Backlog at June 30, 2021 was $454.4 million versus $423.4 million at June 30, 2020. In addition, Great Lakes was awarded the Mississippi River Hopper Dredge Rental Project for $24.3 million in the second quarter. After the end of the quarter, we were awarded the Cape May Beach Renourishment Project for $12.1 million, and we were low bidder on the Corpus Christi Phase III Deepening Project for $151.9 million and the Thimble Shoal deepening and renourishment project for $39.5 million.

Turning to our balance sheet, in May 2021, Great Lakes successfully refinanced our five year, 8% senior notes for $325 million at 5.25% for a term of 8 years. These new, more favorable financial and business terms give the Company a stable debt structure for a longer term and result in approximately $9 million in interest expense savings on an annual basis.

We continue to focus on our future growth strategy in our core dredging business through the renewal and upgrade of our fleet and in the upcoming offshore wind power generation market. The Biden administration has pushed to accelerate renewable energy developments and has set a target to install 30GW of offshore wind energy generation capacity by 2030 on the U.S. east coast. This target confirms our plans to enter this new market by building the first U.S. flagged Jones Act compliant, inclined fall-pipe vessel for subsea rock installation for wind turbine foundations. This vessel would represent a significant critical advancement in building the U.S. logistics infrastructure to support the future of the new U.S. offshore wind industry. We anticipate making an investment decision in the later part of this year for expected delivery in early 2024. Additionally, we are considering further steps to participate in this market and have elected to re-engage with the Boston Consulting Group (“BCG”) to this time assist us in confirming our offshore wind market strategy as well as reviewing other long-term growth strategies for GLDD. BCG commenced work on this initiative in the second quarter of 2021.”

Quarterly Results

  Revenue was $169.9 million, an increase of $2.0 million over the second quarter of 2020. The increase was caused by higher domestic capital and rivers and lakes revenue, offset partially by lower maintenance, coastal protection and foreign revenue.
  Gross margin was $22.9 million, which is a $10.1 million decrease from the prior year quarter. Gross margin percentage was 13.5% in the second quarter of 2021 as compared to 19.7% in the second quarter of 2020. Direct COVID-19 costs had an unfavorable impact of $3.0 million on gross profit during the second quarter. Multiple projects, the majority of which have now completed, performed below expectations in the first half of the year. The projects included an international project, two coastal beach projects in the southeast, one beach project in the northeast and one capital project in the gulf. During the second quarter of 2021, we had the New York, Alaska, Texas, Liberty and Terrapin in drydock. All vessels, except the Terrapin, are returning to work in the third quarter.
  Operating income was $8.8 million, which is a $9.5 million decrease from the prior year quarter. The decrease is a result of lower gross margin due to lower than expected project performance on multiple jobs offset by a slight decrease in general and administrative expense compared with prior year second quarter.
  Net income for the quarter was $2.1 million compared to $9.0 million in the prior year second quarter. The decrease in operating income is offset slightly by the decrease in interest expense and income tax expense.
  At June 30, 2021, the Company had $180.8 million in cash and total debt of $320.7 million.
  At June 30, 2021, the Company had $454.4 million in backlog as compared to $423.4 million at June 30, 2020.
  Capital expenditures for the second quarter of 2021 were $27.5 million, which includes $8.1 million for the construction of our new hopper dredge, $5.4 million for the construction of new multicats, and $0.6 million for the design of our rock installation vessel.

Market Update

In 2020, the domestic bid market reached $1.8 billion in projects bid. We continue to be optimistic and believe the 2021 domestic market will remain strong as it continues to be driven by the large-scale port deepening projects along the East and Gulf coasts. We expect that 2021 will see bids for multiple project phases for port deepenings in Corpus Christi, Norfolk, Freeport and the Houston ship channel that will continue for the next several years. In addition, our nation’s coasts are subject to climate change, increasing severe weather events, and sea level rise, which results in an increase in beach erosion and other damage that adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects. We saw continued support for the dredging industry in the U.S. Army Corps of Engineers’ (the “Corps”) 2021 budget that was approved at record high levels. In July of this year, the House of Representatives approved the Corps 2022 proposed budget that is slated to be $8.66 billion, an 11% increase over prior year levels. In this bill the Harbor Maintenance Fund (the “HMTF”) would receive $2.05 billion, which is $370 million over 2021 budget appropriations. This record funding is in addition to the annual cap being lifted from the HMTF in 2020 and the 2020 Water Resource Development Act which included some additional reforms to HMTF that will allow Congress to drawdown from the $9.3 billion surplus in the HMTF.

As noted above, we see strong support for offshore wind from the Biden administration. In March, the White House announced new initiatives that will advance the administration’s goals to expand the nation’s offshore wind energy capacity in the coming decade by opening new areas of development, improving environmental permitting, and increasing public financing for projects. The administration committed to approving 16 offshore wind projects by 2025 and stated it would direct $230 million in federal transportation dollars to fund port infrastructure and earmark $3 billion in loan guarantees from the Department of Energy. In June of this year, the Reinvesting in Shoreline Economies and Ecosystems Act, a bipartisan legislation, was introduced. This legislation would be funded from future off shore wind and energy revenue and would be used to fund solutions that build resiliency for communities and ecosystems across the country.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 3, 2021 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). The call in number is (877) 377-7553 and Conference ID is 1152128. The conference call will be available by replay until Tuesday, August 10, 2021 by calling (855) 859-2056 and providing Conference ID 1152128. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 131-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: impacts resulting from or attributable to the COVID-19 pandemic, our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; impacts of legal and regulatory proceedings, including potential penalties, reputational damage and potential inability to bid, enter into or complete certain government projects as a result of such proceedings: unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; market and regulatory responses to climate change; our potential entry into the offshore wind market; unionized labor force work stoppages; increased costs associated with the transition and risks related to employee retention; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2020, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Contract revenues	$169,914	$167,920	$347,547	$385,615
Gross profit	22,922	33,016	55,998	101,490
General and administrative expenses	14,224	14,804	30,546	30,375
Gain on sale of assets—net	(138)	(39)	(32)	(184)
Operating income	8,836	18,251	25,484	71,299
Interest expense—net	(6,657)	(6,725)	(13,243)	(13,355)
Other income (expense)	755	565	896	(556)
Income before income taxes	2,934	12,091	13,137	57,388
Income tax provision	(829)	(3,131)	(2,218)	(14,441)
Net income	$2,105	$8,960	$10,919	$42,947

Basic earnings per share	$0.03	$0.14	$0.17	$0.66
Basic weighted average shares	65,646	64,864	65,458	64,659

Diluted earnings per share	$0.03	$0.14	$0.16	$0.65
Diluted weighted average shares	66,137	65,758	66,187	65,802

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$2,105	$8,960	$10,919	$42,947
Adjusted for:
Interest expense—net	6,657	6,725	13,243	13,355
Income tax provision	829	3,131	2,218	14,441
Depreciation and amortization	10,628	9,256	20,681	18,707
Adjusted EBITDA	$20,219	$28,072	$47,061	$89,450

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2021	2020

Cash and cash equivalents	$180,767	$216,510
Total current assets	323,152	362,693
Total assets	949,633	958,024
Total current liabilities	160,181	176,287
Long-term debt	320,696	323,735
Total equity	360,097	346,668

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2021	2020	2021	2020
Dredging:
Capital - U.S.	$79,399	$63,440	$157,005	$146,989
Capital - foreign	1,613	3,981	6,322	10,843
Coastal protection	46,631	56,038	93,262	135,888
Maintenance	37,278	41,968	82,579	84,353
Rivers & lakes	4,993	2,493	8,379	7,542
Total revenues	$169,914	$167,920	$347,547	$385,615

	As of
	June 30,	December 31,	June 30,
Backlog	2021	2020	2020
Dredging:
Capital - U.S.	$320,820	$320,920	$345,901
Capital - foreign	269	6,865	19,717
Coastal protection	51,204	97,986	21,967
Maintenance	67,440	125,090	25,782
Rivers & lakes	14,669	8,515	10,036
Total backlog	$454,402	$559,376	$423,403

For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024